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                                                                    Exhibit 99.1
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TranSwitch Corporation                                             News Release



        TranSwitch Corporation Announces Over Allotment Option Exercised SHELTON, Conn.--(BUSINESS WIRE)--Sept. 22, 2000--TranSwitch Corporation (NASDAQ:TXCC) announced today that the initial purchasers of its previously announced offering of 4.5% convertible notes due 2005 have exercised their over-allotment option, which closed today. The sale of the over-allotment of $60 million of notes brings the total amount of the offering to $460 million. The notes will be convertible into TranSwitch's common stock at a conversion price of $61.92 per share.

The Company intends to use the net proceeds of the anticipated offering for general corporate purposes, including working capital. In addition, the Company may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies if the opportunity arises.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements regarding TranSwitch and its operations involve risks and uncertainties, including without limitation risks of dependence on third-party VLSI fabrication facilities, intellectual property rights, and litigation; risks in technology development and commercialization; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks associated with competition and competitive pricing pressures; risks associated with foreign sales and high customer concentration; risks associated with acquiring new businesses; risks of failing to attract and retain key managerial and technical personnel; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.


CONTACT: TranSwitch Corporation, Shelton
Michael F. Stauff, Chief Financial Officer or
Michael McCoy, Vice President and Controller
Phone: 203/929-8810
Fax: 203/926-9453